NEWS BULLETIN                          U.S. Aggregates, Inc.
FROM:                           RE:    400 S. El Camino Real, Suite 500
                                       San Mateo, California
The Financial Relations board          (NYSE:  AGA)
BSMG WORLDWIDE

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AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE:
James A. Harris         Glenn Sapadin           John McNamara
Chairman and CEO        Investor Inquiries      Investor Inquiries
(205) 970-2600          (212) 661-8030          (212) 661-8030


For Immediate Release


U.S. AGGREGATES APPOINTS DANIEL YIH INTERIM CHIEF FINANCIAL OFFICER, TREASURER,
                         VICE PRESIDENT AND BOARD MEMBER


San Mateo, CA, February 26, 2001 -- U.S. Aggregates, Inc. (NYSE: AGA), a leading producer of aggregates, today announced that Daniel Yih, 41, has been appointed interim Chief Financial Officer, Treasurer and Vice President and has been elected to the U.S. Aggregates Board of Directors. Mr. Yih replaces former CFO Michael Stone, who continues to retain the title of Executive Vice President and Board Member.

Mr. Yih comes to U.S. Aggregates from GTCR Golder Rauner, LLC (GTCR) a private equity firm, where he serves as Principal and Portfolio Manager. He also serves on the Board of LeapSource, Esquire Communications and Starwood Hotels and Resorts, where he is Chairman of the Audit Committee.

Prior to joining GTCR, Mr. Yih was a general partner at Chillmark Fund II from 1995 to 2000. Previously he served as Vice President Strategic Planning & Administration (1990 - 1995) and Acting Chief Financial Officer (1993 - 1995) at Wellbilt Corporation. Mr. Yih holds a JD and MBA from the University of Chicago.

Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastucture projects as well as for commercial and residential construction. USAI serves local markets in nine states in two fast growing regions of the U.S., the Mountain states and the Southeast. For more information on U.S. Aggregates please visit the Company's Web site at www.usaggregates.com.
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